Exhibit 10.10
[DATE]

[NAME]

RE: Retention Agreement

Dear [NAME]:

Arlo Technologies, Inc. (the “Company”) is pleased to offer you this retention agreement (this “Retention Agreement”). Terms not otherwise defined herein shall have the meaning ascribe to such terms in Section V.

I.Eligibility

Thank you for your hard work and continuing efforts in support of the Company’s success. In recognition of your performance, and as an incentive to remain with the Company, we are pleased to announce your eligibility to earn special cash retention bonuses (each, a “Retention Bonus”) and to vest into performance-based restricted stock units (“PSUs”), pursuant to the terms and conditions set forth in this Retention Agreement. You must remain continuously employed by the Company on a full-time basis in good performance standing through and including the payment or grant (and/or vesting) date, as applicable, to earn the Retention Bonus or PSUs, except as otherwise set forth herein.

II.Retention Bonuses

Upon achievement by the Company of the specified number of Cumulative Paid Subscribers (as set forth on Exhibit A attached hereto) during the Performance Period, you will be entitled to receive a Retention Bonus determined by reference to your “Base Amount,” as set forth on Exhibit A. Each incremental Retention Bonus will be payable on the first regularly scheduled payroll date following both (i) the release of earnings for the quarter in which achievement of the applicable number of Cumulative Paid Subscribers occurred, and (ii) the certification of achievement of the milestone by the Compensation Committee (the “Issuance Conditions”). The Issuance Conditions will not be deemed met with respect to a Cumulative Paid Subscriber threshold shown on Exhibit A until such time (if ever during the Performance Period) as the blended margins on such accounts equal or exceed the Required Margin; provided, that, at such time (if ever during the Performance Period) thereafter that such blended margins do equal or exceed the Required Margin, the applicable Cumulative Paid Subscriber thresholds shown on Exhibit A shall be deemed to have been met (if such threshold has previously been met).

III.Retention PSUs

As soon as reasonably practicable following the effective date of this Retention Agreement, you will be granted PSUs covering a number of shares of the Company’s common stock equal to the number shown in the “Incremental PSUs” column in the first row in the “Retention PSUs” table on Exhibit A (the “First Retention PSU”). Upon achievement by the Company of the specified number of Cumulative Paid Subscribers shown in such row during the Performance Period (as evidenced by the approval of the Compensation Committee of satisfaction of the Issuance Conditions), you will vest into the First Retention PSUs.

Following the vesting of the First Retention PSU, you will be granted PSUs covering a number of shares of the Company’s common stock equal to the number shown in the “Incremental PSUs” column in the second row in the “Retention PSUs” table on Exhibit A (the “Second Retention PSU”). Upon achievement by the Company of the specified number of Cumulative Paid Subscribers shown in such row during the Performance Period (as evidenced by the approval of the Compensation Committee of satisfaction of the Issuance Conditions), you will vest into the Second Retention PSU.

Following the vesting of the Second Retention PSU, you will be granted PSUs covering a number of shares of the Company’s common stock equal to the number shown in the “Incremental PSUs” column in the third row in the “Retention PSUs” table on Exhibit A (the “Third Retention PSU”). Upon achievement by the Company of the specified number of Cumulative Paid Subscribers shown in such row during the Performance Period (as evidenced by the approval of the Compensation Committee of satisfaction of the Issuance Conditions), you will vest into the Third Retention PSU.

Exhibit 10.10
Following the vesting of the Third Retention PSU, you will be granted PSUs covering a number of shares of the Company’s common stock equal to the number shown in the “Incremental PSUs” column in the fourth row in the “Retention PSUs” table on Exhibit A (the “Fourth Retention PSU,” and together with the First Retention PSU, the Second Retention PSU and the Third Retention PSU, the “Retention PSUs”). Upon achievement by the Company of the specified number of Cumulative Paid Subscribers shown in such row during the Performance Period (as evidenced by the approval of the Compensation Committee of satisfaction of the Issuance Conditions), you will vest into the Fourth Retention PSU.

IV.Impact of Employment Termination and Change in Control

In the event of a Change in Control that occurs during the Performance Period, (i) any as-yet unpaid portion of the Total Potential Cash Payments (as set forth on Exhibit A) shall be paid in equal quarterly installments over the remainder of the Performance Period following such Change in Control (the “Converted Bonus”), and (ii) any as-yet ungranted and/or unvested portion of any Retention PSUs (or the consideration payable in respect of PSUs or the underlying shares thereof in a Change in Control transaction) shall be granted (if not yet granted) and vest in equal quarterly installments over the remainder of the Performance Period (“Converted RSU”), in each case subject to your continued employment with the Company or its surviving or acquiring entity, as applicable, following such Change in Control.

In the event of a Qualifying CIC Termination that occurs during the Performance Period (i) any then-unpaid portion of the Converted Bonus will be paid on the Severance Start Date and (ii) vesting of the Converted RSU will be accelerated in full in accordance with the terms applicable to time-based vesting awards under your CIC Agreement.

In the event of a Qualifying Non-CIC Termination that occurs during the Performance Period, you will be entitled to receive a cash payment in an amount equal to the next Incremental Cash Payout Amount (as set forth on Exhibit A) on the Severance Start Date and you will vest into any then-outstanding Retention PSU, effective immediately prior to your termination (that is, as if the level of Cumulative Paid Subscribers applicable to such outstanding Retention PSU had been achieved).

In order to earn any of the payments or benefits described in this Section IV in connection with either a Qualifying CIC Termination or a Qualifying Non-CIC Termination, you must comply with the Release Requirement in your CIC Agreement. If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to the payments or benefits under this Section IV.

If earned, the Converted Bonus payments described in this Section IV will be paid to you in a lump sum cash amount, less applicable payroll withholdings and deductions, according to the payment timing provision in your CIC Agreement.

Once you have incurred a Qualifying CIC Termination or a Qualifying Non-CIC Termination, you shall no longer be eligible for, or entitled to, any payments under this Retention Agreement, except for the payment described in this Section IV. Under no circumstances will you be eligible to receive amounts under this Retention Agreement in excess of the Total Potential Cash Payments and the Total PSU Award.

For clarity and confirmation, except as otherwise provided for in this Retention Agreement the terms of your CIC Agreement do not apply to any Retention Bonus or any Retention PSUs.

V.Definitions

“Board” means the Board of Directors of the Company.

“Change in Control” has the meaning set forth in your CIC Agreement.

“CIC Agreement” means the Change in Control and Severance Agreement by and between you and the Company, dated [______], as may be amended from time to time.

Exhibit 10.10
“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

“Compensation Committee” means the Compensation Committee of the Board.

“Cumulative Paid Subscribers” means on a cumulative basis ordinary course paid subscription accounts generated by the Company which collectively are expected to generate at least a blended 60% margin (or such lesser percentage as determined in the sole discretion of the Board, the Compensation Committee or their designee) (the “Required Margin”), as reasonably determined in the sole discretion of the Board, the Compensation Committee or their designee.

“Equity Plan” means the Company’s 2018 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.

“Performance Period” means the period commencing upon September [________], 2022 and ending on (and including) September [________], 2027.

“Qualifying CIC Termination” has the meaning set forth in your CIC Agreement.

“Qualifying Non-CIC Termination” has the meaning set forth in your CIC Agreement.

“Release” has the meaning set forth in your CIC Agreement.

“Release Deadline” has the meaning set forth in your CIC Agreement.

“Release Requirement” has the meaning set forth in your CIC Agreement.

“Severance Start Date” has the meaning set forth in your CIC Agreement.

VI.IRS Code Section 409A

The Company intends that all payments and benefits provided under this Retention Agreement be exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits described herein will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Retention Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to you (including settlement of Company equity awards that constitute deferred compensation under Section 409A), if any, under this Retention Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment. The Company reserves the right to amend this Retention Agreement as it considers necessary or advisable, in its sole discretion and without your consent or the consent of any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Retention Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse you, indemnify you, or hold you harmless for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

VII.Limitation on Payments

The “Limitation on Payments” section of your CIC Agreement will also apply to any payment or benefit that you would receive pursuant to this Retention Agreement, including determination of the Best Results Amount (as defined in your CIC Agreement).

Exhibit 10.10
VIII.Withholding

All payments and benefits under this Retention Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. The Company will not pay your taxes arising from or relating to any payments or benefits under this Retention Agreement.

IX.Miscellaneous

The Retention Agreement is intended to provide a financial incentive to you and does not confer any rights to your continued employment with the Company. Nothing in this Retention Agreement shall alter your at-will employment relationship. Your rights and obligations under this Retention Agreement will be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles. You and the Company hereby agree and consent to be subject to the exclusive jurisdiction and venue of the state and federal courts located in the State of California, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.

Neither this Retention Agreement nor any of your rights and obligations under this Retention Agreement may be assigned, transferred or otherwise disposed of by you. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which you are principally involved.

This Retention Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to any Retention Bonus or any Retention PSU, and this Retention Agreement supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters. This Retention Agreement is entered into without reliance on any promise or representation (written or unwritten) other than those expressly contained herein. This Retention Agreement may be amended by the Board or Compensation Committee, provided that no amendment will adversely affect your rights without your written consent.

Sincerely,

Arlo Technologies, Inc.

Jocelyn E. Carter-Miller
Chair of the Compensation Committee

Exhibit 10.10
ACKNOWLEDGMENT AND ACCEPTANCE

Accepted and Agreed:

_______________________________________ Date: __________________________________
[NAME]

[Signature Page to Retention Agreement]

Exhibit 10.10
EXHIBIT A

RETENTION BONUSES:

Number of Cumulative Paid Subscribers	Cash Payout Cumulative Amounts	Incremental Cash Payout Amount
2 Million	Base Amount	$[_______]
3 Million	Base Amount + 50% of Base Amount (the “3 Million Amount”)	$[_______]
4 Million	3 Million Amount + 50% of Base Amount (the “4 Million Amount”)	$[_______]
5 Million	4 Million Amount + 100% of Base Amount	$[_______]
	Total Potential Cash Payments:	$[_______]

RETENTION PSUS:

Number of Cumulative Paid Subscribers	PSU Award Cumulative Amounts	Incremental PSUs
2 Million	Base Amount	[_______]
3 Million	Base Amount + 50% of Base Amount (the “3 Million Amount”)	[_______]
4 Million	3 Million Amount + 50% of Base Amount (the “4 Million Amount”)	[_______]
5 Million	4 Million Amount + 100% of Base Amount	[_______]
	Total PSU Award:	[_______]

A-1